XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED TRANSACTIONS WITH SECURITY CAPITAL
ASSURANCE LTD
AND CAPITAL RAISE

Hamilton, Bermuda – August 5, 2008 — XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that it closed the previously announced transactions among XL, Security Capital Assurance Ltd (“SCA”) and certain counterparties to credit default swaps with SCA as well as its offerings of ordinary shares and equity security units.

Commenting on the closing of the transactions, XL Chief Executive Officer Michael S. McGavick said: “The support for our capital raise has been tremendous. I believe its success is a clear endorsement of the XL franchise, of our re-focused strategy and commitment to our dual insurance and reinsurance platform, and a vote of confidence in our ability to compete and win business. With SCA behind us and with our enhanced commitment to risk management, XL will concentrate on doing what it does best, which is underwriting the risks of our customers. I would like to personally thank our investors, old and new, and our customers, brokers and employees for helping to make XL one of the leading underwriting organizations in the world.”

XL closed the above-mentioned transactions pursuant to the Master Commutation, Release and Restructuring Agreement dated July 28, 2008 (the “Master Agreement”) among XL and certain of its subsidiaries, Security Capital Assurance Ltd (now known as Syncora Holdings Ltd.) and certain of its subsidiaries and certain counterparties to credit default swap agreements with SCA. The offerings of ordinary shares and equity security units resulted in total gross proceeds to the Company of approximately $2.875 billion (including the proceeds from the exercise of the underwriters’ over-allotment option in full). A portion of the proceeds of the offerings were utilized by XL in connection with funding the transactions contemplated by the Master Agreement.

The joint book-running managers for the offerings were Goldman, Sachs & Co. and UBS Investment Bank. The Blackstone Group, L.P. acted as advisor in connection with the SCA transactions and Cadwalader, Wickersham & Taft, LLP acted as XL’s counsel in connection therewith. Cahill Gordon & Reindel LLP acted as XL’s counsel in connection with the offerings.

In addition, the Company announced that it has received net proceeds of approximately $500 million in exchange for the issuance by the Company of 20,000,000 Series C Preference Ordinary Shares in connection with the Company’s exercise of the put option under its Mangrove Bay contingent capital facility entered into in July 2003.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2008, XL Capital Ltd had consolidated assets of approximately $52.1 billion and consolidated shareholders’ equity of $8.8 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the ordinary shares, equity security units or any other securities, nor will there be any sale of the ordinary shares, equity security units or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (b) changes in XL’s ratings, rating agency policies or practices; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets including, but not limited to, further market developments relating to sub-prime and residential mortgages; (e) loss of business and/or decline in market position; (f) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; (g) failure of XL’s underwriting and risk management strategies; (h) the timely and full recoverability of reinsurance places by XL with third parties, or other amounts due to XL; and (i) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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